Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (the “Agreement” or “Purchase Agreement”) is made as of November 6, 2003, by and between the TRUSTEES UNDER THE WILL AND OF THE ESTATE OF SAMUEL M. DAMON, DECEASED (“Seller”), and HRPT PROPERTIES TRUST, a Maryland real estate investment trust (“Buyer”), with reference to the following facts:

A.            Seller is the owner of certain parcels of land located in Honolulu, Oahu, Hawaii, more particularly described in Exhibit A attached hereto and incorporated herein by reference (the “Land”).  Seller is the owner of certain “Improvements” (as such quoted term is defined in Section 1.1 below) constructed on certain parcels of the Land.  All other buildings, structures and other improvements on the Land were constructed by the tenants under the “Tenant Leases” (as such quoted term is defined in Section 1.1 below), or prior leases, and these improvements (“Tenant Improvements”) are subject to the terms and conditions of the Tenant Leases.

B.            Buyer desires to purchase from Seller and Seller desires to sell to Buyer the “Property” (as such quoted term is defined in Section 1.2 below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, and other valuable consideration, receipt of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Defined Terms.  For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.1 below:

(a)           “Land” shall mean the fee simple interest in the parcels of land more particularly described in Exhibit A and all rights, privileges and easements owned by Seller appurtenant thereto.

(b)           “Improvements” shall mean the buildings, structures and all other improvements situate on, over or beneath those certain parcels of Land as of the Closing Date, as more particularly described in Exhibit B.

(c)           “Tenant Improvements” shall mean the buildings, structures and all other improvements situate on, over or beneath the land except for the “Improvements” (as such quoted term is defined in Section 1.1(b) above).

(d)           “Real Property” shall mean the property described in Sections 1.1(a), 1.1(b) and 1.1(c).

(e)           “Tenant Leases” shall mean all leases of Land and/or Improvements in effect on the Closing Date and identified on Exhibit C.

(f)            “Personal Property” shall mean the following collectively:

(i)            Any and all furniture, fixtures, furnishings, machinery, building supplies, tools, equipment, apparatus and fittings, surveys, plans, specifications, floor plans, and other tangible personal property now or hereafter located in, appurtenant to or used in connection with the Real Property (collectively, the “Tangible Personal Property”) including without limitation the items identified on Exhibit D.

(ii)           Any and all intangible property relating to or used in connection with the Land, Improvements or the Tangible Personal Property (collectively, the “Intangible Property”), including, without limitation, “Contracts” and “Miscellaneous Interests” (as such quoted terms are defined in Sections 1.1(g) and 1.1(h), respectively, below).

(g)           “Contracts” shall mean any and all agreements, contract rights, transferable warranties and guaranties, concession and rental agreements (other than Tenant Leases), service contracts, and equipment leases related to or connected with the operation of the Property; provided, however, that the term “Contracts” shall specifically exclude the Tenant Leases.

(h)           “Miscellaneous Interests” shall mean any and all of the following:

(i)            The goodwill of the Property;

(ii)           Any and all identification with respect to the Property, including, but not limited to, any trade name and logo used in connection with the Property;

(iii)          All security deposits, advance rental and unused deposits as identified on Exhibit E;

(iv)          Originals (or where appropriate, copies) of all financial records and files in connection with any of the Real Property, the Tangible Personal Property or the Intangible Property;

(v)           Transferable government licenses and permits issued to Seller as identified on Exhibit F;

(vi)          Intangible property owned by Seller arising from and used in connection with the ownership, use, operation or maintenance of the Land and the Improvements; and

(vii)         Except to the extent required by Seller to defend or prosecute any claims, proceedings or actions in connection with Seller’s retention of liability under any provision of this Agreement, including, without limitation, Section 12.13(c)(iii) and (iv) below, all of Seller’s rights to, in and with respect to any claims and/or causes of action at law or in equity against any and all persons or entities relating to any matter for which Buyer agrees to indemnify Seller, or from which Buyer has released Seller, or as to which Buyer has waived any rights as to Seller, under this Agreement, including, without limitation, all claims for contribution or indemnity, cross-claims, counterclaims and third-party or fourth-party claims.

(i)            “Net Worth” shall mean as to Buyer, at any time, in accordance with GAAP, on a consolidated basis for Buyer and all of its subsidiaries and affiliates (if any), worth as computed in accordance with GAAP.

1.2           Property Subject to Sale.  Upon and subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, transfer and convey to Buyer and Buyer hereby agrees to purchase from Seller, any and all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(a)           the Land;

(b)           the Improvements;

(c)           the Tenant Improvements;

(d)           the Tenant Leases; and

(e)           the Personal Property.

1.3           Items Excluded from Sale.  Notwithstanding anything contained in this Article I above, Buyer understands and agrees that any and all of the following are excluded from the Property to be sold, assigned, transferred and conveyed to Buyer hereunder:

(a)           Certain Personal Property.  Items falling within the definition of “Personal Property” (i) owned by tenants or others occupying or located on the Property, or (ii) owned by persons other than Seller including Seller’s employees.

(b)           Insurance Policies.  All policies of insurance under which Seller is a named or additional named insured; provided, however, that in regard to the legal action entitled Servco Pacific Inc. v. Dods, et al., Civil No. 98-00272 SPK, United States District Court for the District of Hawaii (the “Servco Lawsuit”), and the defense being provided to Seller therein by insurance carriers, Seller shall make such assignments and take such further action as is reasonably necessary to preserve, and not adversely affect, said insurance coverage and providing of a defense by the insurance carriers, it being the intention of the parties that any applicable insurance coverage follow the liability asserted in the Servco Lawsuit; provided further, that Seller shall make such assignments and take such further action as is reasonably necessary to assign to Buyer such insurance policies and/or the proceeds of such policies as may provide for coverage and/or defense of any claims for which Buyer is releasing and/or indemnifying Seller under this Agreement.  Buyer shall be responsible for obtaining its own insurance as of the Closing and for the period thereafter.

(c)           Utility Services in Seller’s Name.  All utility services provided to Seller in Seller’s name.  Seller will arrange for the discontinuance, effective as of the Closing Date, of all such utility services, and Buyer shall be responsible for its own utility services thereafter.  Any deposits for utilities made by Seller shall be the property of Seller and Buyer shall be responsible for any required replacements thereof.

(d)           Certain Contracts.  Any contracts or agreements that cannot be assumed by Buyer as a result of the inability to obtain the consent of the other contracting party to the transfer of such contract or agreement.

(e)           Miscellaneous.  The items of property listed on Exhibit G.

ARTICLE II
PURCHASE PRICE

2.1           Purchase Price.

(a)           Amount.  The Purchase Price for the Property (the “Purchase Price”) shall be FOUR HUNDRED EIGHTY MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S.$480,500,000.00).

(b)           Adjustments.  The Purchase Price shall be increased or decreased by the credits and other adjustments described in Article VII below.

(c)           Allocation.  The Purchase Price shall be allocated as set forth on Exhibit H.

2.2           Payment of Purchase Price.  On the Closing Date, Buyer shall pay Seller Purchase Price in cash, by immediately available funds in the manner provided in Section 6.4 below.

2.3           Deposit.

(a)           Amount.  Concurrently with the execution and delivery of this Agreement, Buyer shall deliver to Title Guaranty Escrow Services, Inc. (“Escrow”), a deposit in the amount of U.S.$25,000,000 (“Deposit”).  The Deposit shall be held and disbursed by Escrow pursuant to the provisions of this Agreement and the Escrow Agreement attached hereto as Exhibit I and executed concurrently with this Agreement.  Seller will (i) at Closing, apply the Deposit (including interest from any investment thereof) as partial payment of the Purchase Price, or (ii) upon any permitted termination of this Agreement (other than as a result of default by Buyer), return the Deposit (including any interest from any investment thereof) to Buyer.  Buyer agrees that Seller shall be entitled to retain the Deposit (including interest from any investment thereof) as provided in this Agreement.

(b)           Interest on Deposit.  The Deposit shall be invested by Escrow as Buyer may direct in any one or more of the investments listed on Exhibit J, provided that all investments mature (and current funds therefrom are available) on or before two (2) business days before the Closing Date.

2.4           LIQUIDATED DAMAGES.  IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT TIMELY CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT INCLUDING ANY INTEREST EARNED THEREON AS LIQUIDATED

DAMAGES (AND NOT AS A PENALTY) AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY, EXCEPT AS OTHERWISE HEREIN EXPRESSLY PROVIDED.  BUYER AND SELLER ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BUYER AND SELLER ALSO ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS BUYER’S AND SELLER’S REASONABLE ESTIMATE OF SELLER’S DAMAGES IN THE EVENT OF A DEFAULT ON THE PART OF BUYER.  IN ADDITION, BUYER SHALL PAY ALL TITLE AND ESCROW CHARGES, IF ANY.  UPON RECEIVING WRITTEN NOTICE FROM SELLER OF BUYER’S DEFAULT, ESCROW SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO SELLER.  BY THEIR RESPECTIVE INITIALS BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS SECTION 2.4, AND THAT EACH WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

Buyer:  /s/ J.M.

Seller:  /s/

ARTICLE III
“AS IS” SALE AND BUYER’S DUE DILIGENCE

3.1           “As Is” Sale.  Buyer acknowledges and agrees that notwithstanding any prior or contemporaneous oral or written representations, statements, documents or understandings, this Agreement constitutes the entire understanding of Seller and Buyer with respect to the subject matter hereof and supersedes any such prior or contemporaneous oral or written representations, statements, documents or understandings.  Except as provided in Section 8.2 of this Agreement, Seller expressly disclaims any and all liability for representations or warranties, expressed or implied, with respect to the Property or any matters related thereto contained in information or omissions from information or any written or oral communications transmitted or made available to Buyer by Seller, its brokers, consultants, agents or attorneys, or anyone else.  Except as provided in Section 8.2 of this Agreement, Buyer acknowledges and agrees that (i) neither Seller, nor any principal, agent, attorney, employee, broker, consultant or other representative of Seller has made representations or warranties of any kind whatsoever, either express or implied, with respect to the Property or any matters related thereto, (ii) Buyer is not relying on any warranty, representation, or covenant, express or implied, with respect to its purchase of the Property, and (iii) Buyer is acquiring the Property in an “as is” and “where is” condition with all and any latent and patent defects and faults, including without limitation, the presence of any Hazardous Materials on the Property and all matters set forth in the Exhibits to this Agreement, except that title to the Property shall be conveyed, transferred and assigned subject to the matters described in Section 4.1 below.  In particular, but without limitation, Buyer acknowledges and agrees that, except as provided in Section 8.2 of this Agreement, Seller has not made, nor is it expected to make, any representations or warranties with respect to the use, condition, occupation or management of the Property, the condition of title, the presence of any Hazardous Materials on, under or in the Property, the susceptibility of the Real Property to flooding, the presence of mold in any of the Property, the Tenant Leases, the Contracts,

compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, drainage, safety, health, access for persons with disabilities, OSHA, sewer availability and use, water availability and use, historic preservation, public access, Hazardous Materials or environmental matters, compliance with covenants, conditions and restrictions (whether or not of record), other local, municipal, regional, state or federal requirements, or other statutes, laws, codes, ordinances, regulations or requirements, or the soil conditions of the Real Property or its suitability for any particular purpose or use or  for any future development by Buyer or others, including without limitation, any other development on the Land.  Buyer acknowledges and agrees that all discussions, statements, understandings, beliefs, opinions and other information expressed or set forth in any of the documents and information listed in all Exhibits to this Agreement, including Exhibit K shall not constitute representations, warranties or covenants of any kind whatsoever, either express or implied.  By placing its initials below, Buyer acknowledges that it has read and understands this Section 3.1, and that it was represented by counsel who explained the consequences of this “as is” provision at the time this Agreement was executed.

Buyer:  /s/ J.M.

3.2           Acknowledgment of Inspection, Waiver.  Buyer acknowledges, warrants and represents that it is a sophisticated purchaser of real estate, knowledgeable in the acquisition and ownership of real property used for commercial and industrial purposes, and that as of the expiration of the Due Diligence Period (as defined in Section 3.3 below), it will have made all the inspections, investigations, reviews and analyses Buyer deems necessary or desirable in connection with its purchase of the Property, including without limitation, all matters set forth in Section 3.1 above relating to the Property which are disclaimed by Seller.  Buyer acknowledges, warrants and represents that it has reviewed or will review prior to expiration of the Due Diligence Period all of the documents and materials for which Seller has delivered or shall deliver to Buyer or provided access to Buyer for review by Buyer in connection with Buyer’s due diligence investigation, including without limitation, the documents and information listed in Exhibit K.  Buyer hereby expressly WAIVES and RELEASES any claim of any kind or nature against Seller and any of its beneficiaries, employees, lenders, creditors, rehabilitators, liquidators, agents, consultants, brokers, or attorneys with respect to the Property and the transaction, including without limitation, any claim arising out of any matter set forth in Exhibit K, excepting only those matters for which Seller has expressly warranted in Section 8.2 of this Agreement.  Buyer also hereby acknowledges, warrants and represents that it has carefully and thoroughly reviewed and examined, or will carefully and thoroughly review and examine, prior to the expiration of the Due Diligence Period, all environmental/hazardous substance matters relating to the Property, including without limitation, Item no. III.A. set forth in Exhibit K.  Except as expressly provided in Section 12.13(c) below, Buyer shall assume all responsibility and liability under all Environmental Laws and common law for any and all Hazardous Materials matters and conditions relating to the Property.  Except as expressly provided in Section 12.13(c) below, Buyer hereby expressly WAIVES and RELEASES any claim of any kind or nature against Seller and any of its beneficiaries, employees, lenders, creditors, rehabilitators, liquidators, agents, consultants, brokers, or attorneys, with respect to any Hazardous Material matters and conditions relating to the Property under the Environmental Laws or common law.  Upon Buyer’s approval of the Property as hereinafter provided, Buyer shall be deemed to have approved all aspects of this transaction, the physical condition of the

Property, title to the Property, the financial aspects of the operation of the Property, all restrictions, limitations, faults and defects disclosed in any and all of the items and documents set forth in Exhibit K, and all of the other matters set forth in Sections 3.1 and 3.2 of this Agreement.  Excepting only those matters for which Seller has expressly warranted in Section 8.2 of this Agreement, Buyer warrants and represents that it has relied and will rely solely upon the results of its own due diligence investigation in connection with its purchase and the Closing of the sale of the Property.  Accordingly, Buyer hereby WAIVES and RELEASES any claim of any kind or nature against Seller and any of its beneficiaries, employees, lenders, creditors, rehabilitators, liquidators, agents, consultants, brokers, or attorneys, with respect to this transaction and the Property.  By placing its initials below, Buyer acknowledges that it has read and understands this Section 3.2, and that it was represented by counsel who explained the consequences of this WAIVER and RELEASE provision at the time this Agreement was executed.

Buyer:  /s/ J.M.

3.3           Buyer’s Due Diligence Period.  Buyer shall be entitled to a period of time (the “Due Diligence Period”) to investigate and evaluate, at Buyer’s sole expense, the title and condition of the Property, the suitability of the Property for Buyer’s intended purposes, and all other matters relevant to Buyer’s acquisition, ownership, development, and use of the Property.  The Due Diligence Period shall expire at 4:00 p.m., Hawaii Standard Time, on December 4, 2003.

(a)           During the Due Diligence Period, provided that Buyer shall not have terminated this Agreement in accordance with Section 3.3(c) below and is not in default under this Agreement, Buyer shall have the right, subject to the provisions of this Section 3.3 and at Buyer’s sole cost and expense, to conduct such independent investigations, including surveys, environmental site assessments, and other customary engineering tests and physical examinations of the Property, development or other permit analyses and feasibility studies, and to interview tenants, as Buyer, in its discretion, deems necessary or appropriate concerning Buyer’s ownership and intended use or development of the Property or the suitability of the Property for use or development.  Prior to conducting any tests, surveys, assessments, or other physical examinations on or otherwise affecting the Property or any tenant interviews, before Closing, Buyer shall notify Seller in writing of Buyer’s intent to conduct such examinations and of the nature and extent thereof, at least two (2) business days prior to such investigations or interviews.

(b)           Provided that Buyer shall not have terminated this Agreement in accordance with Section 3.3(c) below and is not in default under this Agreement, Seller shall grant to Buyer and its agents, subject to the Tenant Leases, a nonexclusive license to enter upon the Property, during the Due Diligence Period, for the purpose of conducting physical examinations of the Property pursuant to this Section 3.3.  Prior to any such entry by Buyer on the Property, Seller and Buyer shall execute a right-of-entry agreement (the “Right-of-Entry Agreement”) in the form attached as Exhibit L to this Agreement, which Right-of-Entry Agreement shall contain, among other things, insurance requirements and Buyer’s release and indemnification of Seller.  Buyer agrees to comply with all of the terms and conditions in the Right-of-Entry Agreement.

(c)           If, during the Due Diligence Period, Buyer shall determine, at its sole and absolute discretion, not to proceed with its purchase of the Property for any reason whatsoever, then Buyer may terminate this Agreement by delivering written notification thereof to Seller (the “Termination Notice”) prior to the expiration of the Due Diligence Period.  Upon such event, each party shall pay one-half (1/2) of any escrow cancellation charges, the Deposit (including accrued interest, if any) shall be returned to Buyer, and both Seller and Buyer shall be released from all further obligations under this Agreement, except for the continuing indemnity obligations under the Right-of-Entry Agreement and Section 12.3 of this Agreement, and the confidentiality obligations under Section 12.14 of this Agreement.  Further upon such event, all studies, reports, and information obtained by Buyer from or through Seller concerning the Property shall be immediately returned by Buyer to Seller.  If Buyer does not affirmatively provide Seller with its Termination Notice as provided above, Buyer will be deemed to have satisfied itself with the condition of the Property as set forth in Sections 3.1 and 3.2 above and waived any right to terminate this Agreement based on the condition of the Property or such other matters referenced in this Section 3.3 or in Sections 3.1 and 3.2 above.

(d)           By signing this Agreement, Buyer acknowledges that, in addition to all other due diligence examinations and investigations performed or to be performed by Buyer, and Buyer’s knowledge of the Property derived therefrom, Buyer is specifically aware of all of the items relating to or potentially affecting the Property as set forth in Exhibit K and, prior to expiration of the Due Diligence Period, shall have reviewed, considered and, if Buyer does not exercise its right to terminate this Agreement under Section 3.3(c) of this Agreement, accepted and agreed to the effects thereof on Buyer’s acquisition, ownership and intended use, development, financing and sale of the Property.  Buyer further acknowledges that, with respect to the items set forth in Exhibit K, Seller does not make any warranties or representations, express or implied, concerning such matters or the completeness or accuracy thereof.

(e)           During the Due Diligence Period and through and until the Closing, provided that Buyer shall not have terminated this Agreement in accordance with Section 3.3(c) above and is not in default under this Agreement, Seller shall make available to Buyer (for review and copy, at Buyer’s expense), during regular business hours and at such locations as Seller shall reasonably determine, such studies, reports, correspondence, agreements, documents, and other items (excluding privileged or confidential items, if any) relating to the Property, reasonably requested by Buyer, and reasonably obtainable by Seller during the Due Diligence Period (at no cost to Seller, except to the extent the cost is paid directly by Buyer).  Buyer acknowledges that, with respect to such items, Seller does not make any warranties or representations concerning such items or the completeness or accuracy thereof.

As used in this Agreement, the phrase “privileged or confidential items” means any documents or other materials or information:  (i) that are or may reasonably be considered privileged communications between Seller and its counsel; (ii) that are subject to a presently effective confidentiality agreement; (iii) that contain information about assets or business activities of Seller that cannot reasonably be separated from information about the Property; or (iv) that are appraisals, valuations or any information about or relating to inquiries or offers to purchase the Property, or any part thereof.

ARTICLE IV
TITLE TO PROPERTY

4.1           Status of Title.  The Property is to be sold (and the Seller shall convey the Property to Buyer at Closing) subject to the following (“Permitted Exceptions”):

(a)           The liens, encumbrances, easements, covenants, conditions and restrictions described in the Preliminary Title Reports prepared by Title Guaranty of Hawaii, Inc., as listed on Exhibit K (“PTRs”), including without limitation, all matters set forth on Schedule B of the PTRs and approved by Buyer pursuant to Section 4.3 below.

(b)           All matters revealed or disclosed by the surveys listed on Exhibit K.

(c)           All matters which would be revealed or disclosed by physical inspection and survey (conducted in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys 1999, including Table A Optional Items) of the Property, including without limitation, any ALTA Survey and surveyor’s reports obtained by Buyer, at its sole expense, prior to the Closing Date.

(d)           Recorded and unrecorded Tenant Leases and other agreements and documents as set forth on Exhibit C, and any liens or encumbrances affecting the interest of tenants under Tenant Leases, including without limitation, such liens and encumbrances set forth in the PTRs, and any unrecorded subleases.

(e)           Real property taxes for the fiscal tax year in which the Closing shall occur and subsequent fiscal tax years not yet due and payable.

(f)            Zoning ordinances and regulations and any other laws, ordinances or governmental regulations restricting or regulating the use, occupancy or enjoyment of the Property.

(g)           Any other liens, encumbrances or other matters or items which may be approved in writing prior to Closing by Buyer.

(h)           The liens, encumbrances, easements, covenants, conditions and restrictions described in the Trustees’ Limited Warranty Deed.

(i)            Any updates to the PTRs approved by Buyer pursuant to Section 4.3 below.

(j)            A covenant running with the land which incorporates the release (but not indemnity) provisions set forth in Section 10.2 of this Agreement, and which provides that Buyer’s successors and assigns, including without limitation, any future owners, tenants, mortgagees, or other encumbrancers of all or any portion of the Property, shall release Seller and its beneficiaries from the matters set forth in Section 10.2 of this Agreement.

4.2           Title to Real Property.  At the Closing, Seller shall convey Seller’s interest in the Real Property to Buyer by way of Trustees’ Limited Warranty Deed as set forth in Exhibit M.

4.3           Updates of PTRs; Title Insurance.

(a)           Updates.  Not later than November 14, 2003, Seller, at its expense, shall cause Title Guaranty of Hawaii, Inc. (hereinafter “Title Company”), to deliver to Buyer updates of the PTRs.  Buyer shall notify Seller in writing not later than 2:00 p.m., Hawaii Standard Time, on December 4, 2003, of any exceptions or encumbrances set forth in the PTRs or in such update of which Buyer disapproves.  Buyer’s failure to notify Seller of its disapproval of any such exceptions or encumbrances not later than 2:00 p.m., Hawaii Standard Time, on December 4, 2003, shall be conclusively deemed Buyer’s approval of the PTRs and such updates and its election to purchase the Property subject to any such exceptions and encumbrances.  With respect to any exceptions or encumbrances as are disapproved by Buyer, Seller shall notify Buyer in writing not later than 3:00 p.m., Hawaii Standard Time, on December 4, 2003, that Seller shall either (a) cause each such exception or encumbrance to be removed from title prior to Closing or (b) inform Buyer that Seller shall not or cannot remove such exception or encumbrance, in which case Buyer shall either terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with Section 3.3(c) above, or if Buyer elects to not terminate this Agreement, Buyer shall be deemed to have rescinded its disapproval of the applicable exception or encumbrance.  If Seller has committed but fails to remove any such disapproved exception or encumbrance prior to Closing, or provide any certificates, affidavits, forms, indemnities or guarantees that Seller has agreed (or hereafter agrees) to provide pursuant to Section 6.9 hereof, Buyer’s sole and exclusive remedy shall be to terminate this Agreement, receive the Deposit together with any interest earned thereon and neither party shall have any further rights or liabilities hereunder, except as set forth in the Right-of-Entry Agreement and in Sections 12.3 and 12.14 of this Agreement.

(b)           Title Insurance.  Buyer may elect for its benefit, at its sole cost and expense, to obtain a policy or policies of title insurance, if such policy or policies is so desired.  Buyer shall also bear, at its sole cost and expense, any title insurance endorsements which Buyer may request and Seller shall not be required to incur any liability or expense, or provide any indemnity or guarantee, in connection with any title insurance endorsement desired by Buyer.  If Buyer elects to obtain title insurance policies for its benefit, Buyer shall obtain such coverage through the Title Company.  Notwithstanding any other provision in this Agreement to the contrary, the obtaining of title insurance by Buyer shall not be a condition precedent to Buyer’s obligation to the Closing unless Buyer’s inability to obtain such title insurance is as a result of any voluntary act by Seller that has affected title to the Property between the date of the update of the PTR and Closing.

4.4           Title to Personal Property.  At the Closing, Seller shall transfer its right, title, and interest in and to the Tangible Personal Property, free and clear of any liens and encumbrances, by execution and delivery of the form of Bill of Sale attached hereto as Exhibit N (the “Bill of Sale”).

4.5           Assignment of Contracts.  At the Closing, Seller shall transfer the Contracts and Miscellaneous Interests to Buyer and Buyer shall assume all of Seller’s obligations thereunder accruing from and after the Closing Date by execution and delivery of the form of Assignment and Assumption of Contracts and Intangibles attached hereto as Exhibit O (the “Assignment of Contracts”).

4.6           Assignment of Tenant Leases.  At the Closing, Seller shall transfer all of its rights, title and interest in and to the Tenant Leases to Buyer, and Buyer shall assume all of Seller’s obligations with respect thereto, all in accordance with the Assignment and Assumption of Tenant Leases and Security Deposits attached hereto as Exhibit P (the “Assignment of Tenant Leases”).

4.7           Assignment of Intangible Property.  At the Closing, Seller shall assign all of its rights and interests in and to all Intangible Property other than the Contracts and Miscellaneous Interests to Buyer by execution and delivery of the Form of Assignment of Intangible Property attached hereto as Exhibit P-1 (the “Assignment of Intangible Property”).

ARTICLE V
CONDITIONS TO CLOSING

5.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to complete and consummate the transaction contemplated hereby shall be subject to compliance by Seller with all of Seller’s agreements contained herein and to the satisfaction on or before Closing of each of the following conditions precedent (any of which may be waived in whole or in part by Buyer, but only in writing at or prior to Closing):

(a)           Seller’s Representations and Warranties.  There shall not be any material error, misstatement or omission in Seller’s representations or warranties contained in this Agreement.  The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Seller’s Performance.  All material covenants and agreements made by Seller which are to be completed on or before the Closing shall have been performed in all material aspects and all documents to be delivered by Seller at the Closing shall have been delivered.

(c)           Tax Clearance Certificate.  Seller shall have delivered to Buyer a Tax Clearance Certificate issued by the Department of Taxation of the State of Hawaii dated not earlier than ten (10) days prior to the Closing Date.

(d)           FIRPTA Affidavit and State of Hawaii Form N-289.  Seller shall have delivered to Buyer:  (1) an affidavit or certification of Seller to the effect that Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code and (2) State of Hawaii Form N-289 executed by Seller.

5.2           Conditions to Seller’s Obligation.  The obligation of Seller to complete and consummate the transaction contemplated hereby shall be subject to compliance by Buyer with all of Buyer’s agreements contained herein and to the satisfaction on or before Closing of each of the following conditions precedent (any of which may be waived in whole or in part by Seller, but only in writing at or prior to Closing):

(a)           Buyer’s Representations and Warranties.  There shall not be any material error, misstatement or omission in Buyer’s representations or warranties contained in this Agreement.  The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Buyer’s Performance.  All material covenants and agreements made by Buyer which are to be completed on or before the Closing shall have been performed in all material aspects and all documents to be delivered by Buyer at the Closing shall have been delivered.

(c)           Good Standing Certificates.  Buyer shall have delivered to Seller a Certificate of Good Standing (and a Certificate of Authority if Buyer is a non-Hawaii entity) issued by the Department of Commerce and Consumer Affairs of the State of Hawaii dated not earlier than ten (10) days prior to the Closing Date.  If Buyer is a non-Hawaii entity, Buyer shall also deliver to Seller a Certificate of Good Standing from the state of its incorporation or organization dated not earlier than ten (10) days prior to the Closing Date.

5.3           Failure or Non-Waiver of Conditions Precedent.  If either Buyer, on the one hand, or Seller, on the other hand, shall fail to satisfy any of the non-waived conditions precedent to the other’s obligation to close the transaction contemplated hereby as set forth in Sections 5.1 and 5.2 above, the other party, in addition to its remedies under Section 12.13 hereinbelow, shall have the right to terminate this Agreement, and thereafter the party who has satisfied all of its conditions to Closing shall be entitled to receive the Deposit together with any interest earned thereon.  In the event of the termination of this Agreement under this Section 5.3, neither party shall have any further liability to the other party hereunder except for indemnity obligations under the Right-of-Entry Agreement and Section 12.3 of this Agreement, and the confidentiality obligations under Section 12.14 of this Agreement, and each party shall pay one-half (1/2) of any fees charged by Escrow.

ARTICLE VI
CLOSING AND POSSESSION

6.1           Closing.

(a)           Closing Date.  Closing hereunder (the “Closing”) shall be held on December 5, 2003 (the “Closing Date”), at the offices of Escrow or at such other place mutually agreed to by Seller and Buyer.

(b)           Payment of Purchase Price, Recordation.  On the Closing Date, Buyer shall pay the Purchase Price, and all other sums payable by Buyer, to Seller and Escrow shall record the documents in accordance with the Recording Instructions attached hereto as Exhibit Q.  All documents shall be deemed delivered on the date the Trustees’ Limited Warranty Deed  and other documents required by this Agreement to be filed or recorded, are filed in the

Office of the Assistant Registrar of the Land Court of the State of Hawaii and/or recorded in the Bureau of Conveyances of the State of Hawaii, as applicable.

(c)           Failure to Close.  If either Buyer or Seller has complied with the terms and conditions of this Agreement on or before the Closing Date, but the other party fails to close on the Closing Date, the defaulting party shall be in material breach of this Agreement and the party who has so fully complied may terminate this Agreement and, whether or not this Agreement is terminated, may exercise the respective remedies available to it provided in Section 2.4 above or Section 12.13 below, as applicable.

6.2           Delivery by Buyer and Seller.  On the Closing Date or earlier, if required by Escrow to timely close the transaction herein, Buyer and/or Seller shall execute the following documents:

(a)           The Trustees’ Limited Warranty Deed, in recordable form, and ready on the Closing Date for filing in the Office of the Assistant Registrar and/or recording in the Bureau of Conveyances, as appropriate;

(b)           The Bill of Sale;

(c)           The Assignment of Contracts;

(d)           The Assignment of Tenant Leases;

(e)           The Assignment of Intangible Property;

(f)            The Assignment of Insurance Policies and/or Proceeds (pursuant to Section 1.3(b) above, as may be applicable);

(g)           The closing statement for the sale of the Property; and

(h)           The Recording Instructions.

Fully executed counterparts of each such document requiring signature by both parties shall be exchanged by Seller and Buyer so that each shall receive at least one fully executed duplicate original thereof.  Notwithstanding the foregoing, none of such documents or any other documents delivered pursuant to this Agreement shall be deemed to be delivered or effective for any purpose until after the filing and recordation of the documents described in paragraph (a) of this Section 6.2 above in the Office of the Assistant Registrar and/or the Bureau of Conveyances, as appropriate, and the Closing of the transaction.  Said documents shall be delivered to Escrow for filing and/or recordation in accordance with the terms and conditions of the Recording Instructions.

6.3           Delivery by Seller.  On the Closing Date or earlier, if required by Escrow to timely close the transaction herein, Seller shall cause the following to be delivered to Buyer:

(a)           Bulk Sales Report.  State of Hawaii Form G-8A (Report of Bulk Sale or Transfer) issued by the Department of Taxation of the State of Hawaii dated not earlier than ten (10) business days before the Closing Date.

(b)           Conveyance Tax Certificate.  State of Hawaii Form P-64A appropriately completed and executed by Seller.

(c)           Notice of Sale to Tenants.  Notices to tenants of the Property in the form of Exhibit R attached hereto, duly executed by Seller.

(d)           Other Documents.  Any other documents or instruments of Seller called for hereunder which have not previously been delivered.

6.4           Delivery by Buyer.  On the Closing Date, or earlier if required by Escrow to timely close the transaction herein, Buyer shall deliver to Escrow, in the manner provided herein, the Purchase Price, increased or decreased by the credits and other adjustments described in Article VII, and any other sums due and owing by Buyer pursuant to this Agreement, in each case subject to the terms and conditions of the Recording Instructions.  Prior to the Closing Date, Buyer shall also deliver to Seller the following:

(a)           Resolutions.  A resolution of the board of directors of Buyer certified by Buyer’s corporate secretary as having been approved at a duly called and held meeting of the board of directors authorizing the purchase of the Property hereunder from Seller pursuant to the terms and conditions hereof, authorizing the officers executing this Agreement, the instruments of conveyance and all closing documents to execute, acknowledge and deliver such agreement, instruments and documents to Seller on behalf of said corporation, and evidencing the incumbency of the officers executing this Agreement, the instruments of conveyance, and all closing documents.

(b)           Other Documents.  Any other documents or instruments of Buyer called for hereunder which have not been previously delivered.

6.5           Additional Instruments.  Seller and Buyer shall each deliver to Escrow or the addressee of the Recording Instructions such other instruments as are reasonably required to consummate the sale and purchase of the Property in accordance with the terms hereof.

6.6           Payment of Closing Costs.

(a)           Seller’s Obligations.  Seller shall bear and pay (i) one-half (1/2) of any escrow fees, (ii) one-half (1/2) of all recording charges, (iii) the actual cost of the PTRs and the updates of the PTRs, which in all events shall not exceed $50,000.00, (iv) one-half (1/2) of any and all taxes (except Buyer’s income taxes), costs and charges payable in connection with the sale, transfer, assignment or conveyance of the Property to Buyer, including the State of Hawaii conveyance tax, and (v) Seller’s attorneys’ fees.

(b)           Buyer’s Obligations.  Buyer shall bear and pay (i) the remaining one-half (1/2) of any escrow fees, (ii) all premiums and costs for the title policy including one hundred percent (100%) of the cost of all endorsements to the title policy, (iii) one-half (1/2) of all recording charges, (iv) the cost of any survey commissioned by Buyer, (v) the cost of any and all of the investigations and inspections described in Section 3.3 above, (vi) the cost of any other inspections, reviews, studies, reports, and so called “due diligence” investigations conducted by Buyer, (vii) one-half (1/2) of any and all taxes (except Seller’s income taxes), costs and charges payable in connection with the sale, transfer, assignment or conveyance of the Property to Buyer, including the State of Hawaii conveyance tax, and (viii) Buyer’s attorneys’ fees.

6.7           Recording.  Provided that on the Closing Date Escrow has received the Recording Instructions executed by counsel for Buyer and Seller, the Trustees’ Limited Warranty Deed, the Bill of Sale, the Assignment of Tenant Leases, the Assignment of Contracts, and the other documents identified in the Recording Instructions, then the following shall occur on the Closing Date:  Buyer shall pay the Purchase Price, as increased or decreased by the credits and other adjustments described in Article VII below, by wire transfer of immediately available funds to Seller.  Escrow shall be authorized to file and/or record the Trustees’ Limited Warranty Deed and other documents identified in the Recording Instructions in the Office of the Assistant Registrar and/or the Bureau of Conveyances as provided in the Recording Instructions upon receipt of confirmation that Escrow has received all necessary and immediately available funds from Buyer to close the transaction in accordance with this Agreement.

6.8           Possession.  Possession of the Property shall be delivered to Buyer on the Closing Date, subject only to the Permitted Exceptions and the terms and conditions of this Agreement.

6.9           Closing Certificates, Etc.  At Closing, Seller shall provide the Title Company with such certificates, mechanics’ liens and tenants in possession affidavits, conveyance tax and other forms as Buyer or the Title Company may reasonably require and as are customary in like transactions in Hawaii, provided, however, Seller shall not be required to incur any liability or expense, or provide any indemnity or guarantee in connection with any title endorsement requested by Buyer unless Seller shall agree to provide the same pursuant to the provisions of Section 4.3 hereof.

6.10         Property Documents.  To the extent the same are in Seller’s possession, original, fully executed copies of all material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to the Property shall be delivered to Buyer on the Closing Date.

6.11         Tenant Leases and Contracts.  Duly executed original copies of the Tenant Leases and Contracts shall be delivered to Buyer on the Closing Date.

ARTICLE VII
PRORATIONS AND APPORTIONMENTS

7.1           Basis for Prorations, Apportionments.  All items described in this Article VII shall be prorated and apportioned in the manner provided in this Article VII so that, except as otherwise specifically provided herein, Seller bears all expenses with respect to the Property and shall have the benefit of all income with respect to the Property through and including the period ending at 11:59 p.m., Hawaii Standard Time, on the day preceding the

Closing Date, and Buyer bears all expenses with respect to the Property and shall have the benefit of all income with respect to the Property from and after the Closing Date.

7.2           Items to be Prorated and Apportioned.  The following shall be prorated and apportioned between Buyer and Seller as provided in Section 7.4 below:

(a)           Revenues, Reimbursements.

(i)            Revenues from Property.  All income and revenue from the use and operation of the Property.

(ii)           Rent.  All rent under Tenant Leases and the Contracts (collectively, “Rent”).

(iii)          Additional Rent.  If appropriate, any and all additional rent and charges under Tenant Leases, including, without limitation, any reimbursable expenses, real property taxes and other sums payable by tenants, unless otherwise specified in this Agreement (collectively, “Additional Rent”).

(iv)          Casualty Proceeds.  Any and all amounts which Seller actually receives in connection with termination of a Tenant Lease on account of a casualty prior to Closing.

(v)           Other Income.  Any and all other income derived from the Property.

(b)           Expenses.

(i)            Contract Sums.  Amounts paid or payable under the Contracts.

(ii)           Taxes on Gross Receipts.  Gross income and other taxes, if any, payable on account of any Rents, Additional Rent and/or income derived from the Property, including, without limiting the generality of the foregoing, Hawaii general excise tax.

(iii)          Real Property Taxes.  If appropriate, real property taxes for the fiscal year in which the Closing shall occur.

(iv)          Assessments.  Any assessment or assessments affecting the Property or any part thereof, but only to the extent any portion thereof has not been paid prior to Closing.

(v)           Utilities.  Fuel, electric, water and other utility costs.

(vi)          License and Permit Fees, Taxes.  Fees for transferable City, County, State and Federal business licenses, permits and taxes, if any.

(c)           Additional Items.  Such additional items which are normally apportioned in sales of property in similar situations or with respect to which Buyer and Seller mutually agree in writing.

7.3           Credits for Certain Items.  Buyer or Seller shall be credited with the following upon Closing:

(a)           Items Not Prorated.  Buyer and Seller agree that: (1)  the items set forth on Exhibit R-1 shall not be prorated at Closing between Seller and Buyer, and (2) Seller shall receive a credit at Closing in the amount of $646,617.90.  In addition thereto, Seller and Buyer agree that Seller shall receive a credit at Closing of a sum equal to the amount of all rent delinquencies between the date of the execution of this Agreement and the day preceding the Closing Date.  From and after the Closing Date, Buyer shall be entitled to all payments received from any tenant for such rent delinquencies.  From and after the Closing Date, Buyer shall be entitled to all rights, benefits and income associated with the items set forth in Exhibit R-1 and shall also be responsible for and assume all obligations, burdens and expenses associated with such items.  From and after the Closing Date, Buyer shall indemnify, defend with counsel reasonably acceptable to Seller, and hold Seller, its beneficiaries, successors and assigns, free and harmless from and against any and all liabilities, damages, losses, claims, penalties, fines, settlements, causes of action, costs or expenses including, without limitation, reasonable attorneys’ fees, directly or indirectly, arising from or attributable to, all of the matters set forth in Exhibit R-1.

(b)           Tenant Security Deposits.  Buyer shall receive a credit against the Purchase Price for the total sum of any security deposits held by Seller (without interest except as otherwise required by the applicable Tenant Lease) pursuant to the Tenant Lease.  After the Closing Date, Buyer shall assume all obligations and liabilities with respect to such deposits.

7.4           Procedure.  Seller and Buyer shall, in good faith, mutually prepare and agree to in writing a schedule of credits, prorations, apportionments and adjustments as required by this Article VII three (3) business days before Closing.  Such schedule shall be final and binding on Seller and Buyer after it has been mutually approved.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1           Buyer’s Representations.  To induce Seller to enter into this Agreement, Buyer makes the following representations and warranties to Seller, all of which are now true and shall be true as of the Closing:

(a)           Due Formation, Good Standing.  Buyer is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and in all other jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities.

(b)           Power and Authority.  Buyer has full power and authority to enter into this Agreement and to assume and perform all of its obligations hereunder.  Buyer also has full power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets now owned or leased by Buyer.

(c)           Due Authorization and Validity.  The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all trust action (including, without limitation, all necessary approvals by the board of directors, shareholders or partners thereof) as may be required, and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Buyer; when executed and delivered by Buyer the documents required to be executed by Buyer hereunder will each have been duly authorized, valid and binding upon Buyer; the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder on the part of Buyer do not and will not violate the articles of incorporation or other documentation creating the legal entity of Buyer, and do not and will not conflict with or result in the breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which affects Buyer; and no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms, except for any action which may be required by the Hart-Scott Act.

(d)           No Pending Actions.  No action at law or in equity and no investigation or other proceeding whatsoever is now pending or threatened to liquidate or dissolve Buyer, or to declare any of its rights, powers or privileges to be null or void or otherwise than in full force and effect, or to obtain any decree, order, judgment or other judicial determination or administrative or other ruling which will or may impede or detract from any of the rights, powers or privileges not vested in or claimed by Buyer.

(e)           “As Is” Sale.  Buyer has reviewed and accepted Article III of this Agreement and agrees that, subject to the express terms of this Agreement, the Property shall be sold to Buyer in an “As Is” “Where Is” condition with all patent and latent faults and defects, including without limitation, all matters set forth in Exhibit K, and Articles III and X of this Agreement.

8.2           Seller’s Representations.  To induce Buyer to enter into this Agreement, Seller makes the following representations and warranties to Buyer, all of which are now true and shall be true as of the Closing:

(a)           Power and Authority.  Seller has full power and authority to enter into this Agreement and to assume and perform all of its obligations hereunder.  Seller also has full power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets now owned or leased by Seller.

(b)           Due Authorization and Validity.  The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all action as may be required, and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Seller; when executed and delivered by Seller the documents required to be executed by Seller hereunder will each have been duly authorized, valid and binding upon Seller; the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which affects Seller; and no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms, except for any action which may be required by the Hart-Scott Act.

(c)           Litigation.  Except as set forth in Exhibit K, to Seller’s knowledge, there are no legal actions, suits, or other legal or administrative proceedings pending or threatened against the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceedings.

(d)           No Condemnation Pending or Threatened.  Except as set forth in Exhibit K, to Seller’s knowledge, there are no pending or threatened condemnation, eminent domain or similar proceedings affecting the Property or any portion thereof.

(e)           Tenant Leases, Etc..  The copies of the Tenant Leases heretofore delivered by Seller to Buyer are true, correct and complete copies thereof, and the Tenant Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between Seller and the tenants thereunder.  The Rent Roll attached hereto as Exhibit S (the “Rent Roll”) accurately reflects the commencement date and the expiration date of each Lease, none of the rents set forth in the Rent Roll is currently subject to any recalculation or redetermination except pursuant to pending renegotiations with Tenants and arbitration proceedings specifically identified on the Rent Roll or Exhibit K, and all of the other information set forth in the Rent Roll is true, correct and complete in all material respects.  Except as otherwise set forth in the Rent Roll, on Exhibits C, K or R-1, or in Seller’s files made available to Buyer for review by Buyer during the Due Diligence Period:  (i) each of the Tenant Leases is in full force and effect on the terms set forth therein and each tenant thereunder (“Tenant”) is in possession of its premises (except for Tenants who have subleased all or a portion of its premises) and is legally obligated to pay rent thereunder without credit, offset or deduction and, except as previously disclosed in writing by Seller to Buyer, no Tenant has paid any rent due under its Tenant Lease in advance of its due date; (ii) all work and other improvements to any Tenant’s premises required to be furnished or constructed by Seller pursuant to the terms of the applicable Tenant Lease have been completed and all design allowances, construction allowances or other allowances to which any Tenant may be entitled under its Tenant Lease have been paid in full; (iii) no Tenant has any right to renew or extend the term of its Tenant Lease, terminate the term, lease additional space or any rights of first offer or refusal or other similar rights to acquire any interest in any portion of its property; (iv) there exists no default nor state of facts which with the giving of notice and/or the passage of time would constitute a default thereunder on the part of Tenant or on the part of Seller under any Tenant Lease and, without limiting the foregoing, no Tenant is in arrears in the payment of any sums or the performance of any material obligation required of it under its Tenant Lease beyond any applicable grace period; and (v) to Seller’s knowledge, there are no actions whether voluntary or otherwise, contemplated by, pending or threatened against any Tenant under the bankruptcy laws of the United States or any state thereof.

(f)            Contracts.  The list of Contracts contained in Exhibit O is true and correct in all material respects.  Other than the Contracts identified in Exhibit O, Seller has not entered into any contract or agreement with respect to the Property which will be binding on Buyer or the Property after the Closing.

Except for Seller’s warranties and representations in Section 8.2(e) which shall expire twelve (12) months after the Closing Date, Seller’s warranties and representations as set forth in this Section 8.2 shall expire six (6) months after the Closing Date.

8.3           Definition of “Seller’s Knowledge”.  All references in this Agreement to Seller’s knowledge or words of similar import shall refer only to the present actual knowledge of Timothy E. Johns, Chief Operating Officer, and Bonnie Oppermann (the “Designated Employees”) and shall not be construed to refer to the knowledge of the trustees or any other officer, agent or employee of Seller or any affiliate thereof, and shall not impose upon any of the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials maintained by Seller.  There shall be no personal liability on the part of any Designated Employee arising out of any representations or warranties made herein.

ARTICLE IX
COVENANTS OF SELLER

9.1           Operation of Property.  Prior to the Closing Date, Seller shall cause the following to occur:

(a)           Operation by Seller.  Seller agrees to manage the Property in its customary manner but in any and all events shall not be responsible for any diminution in value of or income from the Property.

9.2           Bills and Invoices.  Except as otherwise expressly provided herein, Seller will cause to be promptly paid in full all bills and invoices for labor, goods, materials and services of any kind relating to the Property and all utility charges relating to the period prior to the Closing Date, subject to Seller’s right to contest any disputed amounts so long as Buyer’s interest in the Property is not materially impaired.

9.3           (Intentionally Deleted).

9.4           Pahounui Property.  With respect to the property owned by Pahounui DP LLC, identified as Item no. 7 of Pool 5 of Exhibit A attached hereto (“Pahounui Property”), Buyer agrees that Seller shall convey the Pahounui Property to Buyer subsequent to Closing in accordance with this Section 9.4.  The parties agree that $11,000,000.00 of the Purchase Price (“the Pahounui Amount”) shall be withheld from Seller at Closing and retained by Buyer and applied in accordance with this Section 9.4.  In the event that prior to June 30, 2004, (a) Seller shall have delivered to Buyer a certificate of occupancy for the improvements on the Pahounui Property, (b) Malolo Beverage and Supplies, Limited (“Malolo”) has commenced its occupancy of approximately 52,869 square feet of the Pahounui Property, (c) Seller has delivered to Buyer the Offset Statement from Malolo under Section 15.1 of the Malolo lease, (d) Seller has delivered to Buyer an executed copy of Exhibit D of the Malolo lease, (e) Seller has delivered to Buyer the Letter of Completion received from the State of Hawaii Department of Health for the remediation of the Pahounui Property, and (f) Seller shall have provided Buyer evidence satisfactory to Buyer that Seller has paid in full all amounts due the developer, contractor and other persons providing labor and materials in connection with the construction of improvements on the Pahounui Property, the Pahounui Property shall be conveyed by Pahounui DP LLC to Buyer by way of a Limited Warranty Deed in a form substantially similar to Exhibit M on the date that is five (5) business days after items (a) through (f) as aforesaid (“Pahounui Closing Conditions”) have been completed.  At its sole discretion, Buyer may waive any one or all of the Pahounui Closing Conditions and require Seller to convey the Pahounui Property to Buyer not earlier than five (5) days after Seller receives written notice from Buyer of its waiver of such conditions.  In the event that the Pahounui Property is conveyed to Buyer prior to the satisfaction in full of the Pahounui Closing Conditions, Buyer shall receive a credit upon the conveyance of the Pahounui Property equal to the Buyer’s cost of satisfying those of the Pahounui Closing Conditions which remain unsatisfied as of the date of such conveyance, in an amount to be reasonably determined by Seller.  The Pahounui Property shall be conveyed to Buyer subject to the agreement set forth in Schedule A of Exhibit O-1 but free and clear of all liens and encumbrances, except as provided in this Section 9.4.  Concurrently with the conveyance of the Pahounui Property to Buyer, Seller and Buyer shall execute the Assignment and Assumption of Contracts attached hereto as Exhibit O-1.  In the event that the Pahounui Closing Conditions have not been completed by June 30, 2004, Buyer shall have the right, in its sole discretion, to extend the June 30, 2004 date to June 30, 2005, by notice in writing to Seller not later than July 15, 2004.  Upon such conveyance of the Pahounui Property to Buyer, Buyer shall release to Seller the Pahounui Amount together with any interest earned thereon.  The conveyance of the Pahounui Property by Pahounui DP LLC shall be subject to all terms and conditions of this Agreement and Pahounui DP LLC shall be deemed the beneficiary of all terms and conditions applicable to Seller under this Agreement, including without limitation Section 10.2 of this Agreement.  Buyer agrees that Seller shall convey the Pahounui Property to Buyer subject to restrictive covenants required by Hawaii Revised Statutes, Chapter 128D.  Seller shall cause Pahounui DP LLC to execute all necessary documents to convey the Pahounui Property to Buyer in accordance with the terms and conditions of this Agreement, including without limitation, this Section 9.4.  In the event that Seller is unable to perform any one of the aforesaid conditions to the conveyance of the Pahounui Property by June 30, 2004, or June 30, 2005, if Buyer provides to Seller the written notice to extend as aforesaid, Buyer shall have the right to retain the Pahounui Amount and Seller shall have no further obligation to convey the Pahounui Property to Buyer.  The failure of Seller to convey the Pahounui Property to Buyer shall in any and all events not affect in any manner the Closing and transfer of the Property (except the Pahounui Property) from Seller to Buyer and Buyer’s sole remedy shall be to retain the Pahounui Amount together with any interest thereon.  Seller and Pahounui DP LLC shall retain any claim they may have against Flynn Learner.  The provisions of this Section 9.4 shall in all events survive the Closing hereunder.

ARTICLE X
COVENANTS OF BUYER

10.1         Future Changes.  Buyer hereby assumes the risks of all changes in zoning, building, fire, health and safety, subdivision, water availability and use, sewer availability and use, drainage, historic preservation or other Federal, State or County laws, ordinances, codes, rules and regulations and adverse governmental action of any type taken after the Closing Date which may affect the Property or restrict Buyer’s use or development of the Property, and all assessments and costs in connection therewith.

10.2         Hazardous Materials.  Buyer assumes all risks of “Hazardous Materials” (defined below) on, about, around, under, over or within the Property.  Subject to the limitations of Section 12.13(c) below, Buyer EXPRESSLY RELEASES Seller and the beneficiaries under the Will and of the Estate of Samuel M. Damon, Deceased (collectively, the “Beneficiaries”) from any and all liability and claims that it may have against Seller, the Beneficiaries, and the successors and assigns of Seller and/or Beneficiaries (collectively, the “Covered Persons”), under the Environmental Laws and/or common law, which may arise out of or may directly or indirectly be attributable to the past, present or future use, generation, manufacture, treatment, handling, refining, production, storage, release, discharge, disposal or presence of any Hazardous Material on, about, around, under, over or within the Property.  Subject to the limitations of Section 12.13(c) below, Buyer shall indemnify, defend with counsel reasonably acceptable to Seller, and hold Seller and the Covered Persons, free and harmless from and against any and all liabilities, damages, losses, claims, penalties, fines, settlements, causes of action, costs or expenses including without limitation reasonable attorneys’ fees, environmental consultant and laboratory fees, and the costs and expenses of investigating and defending any claim or proceeding under the Environmental Laws and/or common law, directly or indirectly resulting from or attributed to:

(a)           The past, current or future presence, use, generation, manufacture, treatment, handling, refining, production, storage, disposal, discharge, or release, or threatened release, of any Hazardous Material on, about, around, under, over, within, from or affecting the Property including the soil, water, vegetation, buildings, personal property, persons, animals or otherwise;

(b)           Any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to the past, current or future presence, use, generation, manufacture, treatment, handling, refining, production, storage, disposal, discharge, or release, or threatened release, of any Hazardous Material on, about, around, under, over, within, from or affecting the Property including the soil, water, vegetation, buildings, personal property, persons, animals or otherwise;

(c)           Any lawsuits or administrative actions brought or threatened, settlement reached or government order relating to the past, current or future presence, use, generation, manufacture, treatment, handling, refining, production, storage, disposal, discharge, or release or threatened release, of any Hazardous Material on, about, around, under, over, within, from or affecting the Property including the soil, water, vegetation, buildings, personal property, persons, animals or otherwise; or

(d)           Any violation of any Environmental Law at the Property.

Buyer’s indemnification obligations under this Section 10.2 shall survive Closing.

As used herein, the term “Hazardous Material” or “Hazardous Materials” means any hazardous or toxic substance, material or waste, including, but not limited to, petroleum, asbestos, polychlorinated biphenyls, radioactive materials, lead paint or any chemical, material or substance defined as or included in the definition of  “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances”, or words of similar import that are otherwise listed, defined or regulated in any manner pursuant to any Environmental Law.  As used herein, the term “Environmental Law” or “Environmental Laws” means and includes all federal, state and local laws, statutes, ordinances, codes, rules, regulations, standards, directives, all judicial and administrative ruling, decisions, orders and guidelines which currently are in effect or which may in the future be enacted, adopted, issued, amended or modified, pertaining to the protection of the environment or human health or safety, including but not limited to, the following:  Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; Hawaii Occupational Safety and Health Law, Haw. Rev. Stat. Chapter 392; Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq.; Endangered Species Act, 16 U.S.C. §1531 et seq.; Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.; Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; Clean Water Act, 33 U.S.C. §1251 et seq.; Clean Air Act, 42 U.S.C. §7401 et seq.; Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; Safe Drinking Water Act, 42 U.S.C. §300f et seq.; Haw. Rev. Stat. Chapters 128D (Environmental Response), 149A (Pesticides), 195D (Conservation), 340A (Solid Waste), 340E (Safe Drinking Water), 342B (Air Pollution Control), 342D (Water Pollution), 342F (Noise Pollution), 342H (Solid Waste Pollution), 342J (Hazardous Waste), 342L (Underground Storage Tanks), and 342P (Asbestos), and the regulations and guidance documents adopted and/or promulgated pursuant to the above.

(e)           In the event that Seller should seek indemnification from Buyer under this Section 10.2, the burden of proof shall be on Buyer to establish its right to deny indemnification under one or more of the bases set forth in Section 10.2.

(f)            Notwithstanding anything to the contrary set forth in this Section 10.2 hereinabove, Buyer does not release, and shall not be required to indemnify, defend, or hold harmless, any Covered Person with respect to any liability or claim under the Environmental Laws and/or common law which is solely the result of the post-Closing use, generation, manufacture, treatment, handling, refining, production, storage, release, discharge, disposal or presence of any Hazardous Material on, about, around, under, over or within the Property by such Covered Person, or such Covered Person’s agents, contractors, or representatives.

10.3         Disabilities Law.  Buyer assumes all risk and all liability arising out of any nonconformance or noncompliance of any of the Improvements and Tenant Improvements with the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., as the same may be amended from time to time, and any and all regulations adopted and promulgated pursuant thereto (collectively referred to herein as the “Disabilities Law”).  Buyer agrees to indemnify, defend and hold Seller harmless from and against all losses, fines, penalties, damages, liabilities and costs (including attorney’s fees and costs) incurred by or assessed against Seller which arises out of any claim or proceedings relating to the past, present or future nonconformance or noncompliance of any of the Improvements with the Disabilities Law.

10.4         Zoning and Conditional Use Permit.   Buyer assumes all risk and all liability relating to all State of Hawaii and City and County of Honolulu planning, zoning, building, fire, health and safety, drainage, sewer and land use  laws, ordinances, codes and regulations (“Zoning Laws”).  Buyer agrees to indemnify, defend and hold Seller harmless from and against all losses, fines, penalties, damages, liabilities and costs (including attorney’s fees and costs), incurred by or assessed against Seller which may arise out of any past, present or future violations of the Zoning Laws.

10.5         Records and Files.  Buyer agrees to allow Seller access to all books and records transferred from Seller to Buyer at Closing for a period of twelve (12) months after the Closing Date.  Buyer agrees that after the Closing, Seller, at Seller’s expense, may make copies of any and all books and records as Seller, in its discretion, desires.

10.6         Buyer’s Net Worth.  In order to secure Buyer’s indemnity under Section 10.2 of this Agreement, Buyer shall maintain a Net Worth at least equal to the Purchase Price.  Buyer shall provide audited financial statements to Seller on an annual basis promptly upon Buyer’s filing the same with the Securities and Exchange Commission.  Buyer’s obligations under this Section 10.6 shall survive the Closing for a period of thirty-six (36) months after the Closing Date.

ARTICLE XI
CONDEMNATION

11.1         Condemnation.

(a)           More Than 15%.  In the event that prior to the Closing Date, a governmental entity shall commence or give notice of its intention to commence any eminent domain proceeding to physically take more than 15% of the area of the Land, then Buyer shall have the option to elect to do either of the following:

(i)            Terminate Agreement.  Buyer may elect to terminate this Agreement by written notice to Seller given within ten (10) days after Buyer has received notice of such action of condemnation, in which event, (1) neither Buyer nor Seller shall thereafter have any obligations or liabilities hereunder, (2) any cash deposited pursuant to Section 2.3(a) above, together with any interest thereon, if any, shall be returned to Buyer, and (3) all escrow cancellation charges shall be borne and paid equally by Buyer and Seller; or

(ii)           Proceed with Closing.  Buyer may elect to proceed with the transaction described herein, in which case on Closing the Purchase Price shall not be reduced and the net award payable to Seller for such taking, if any, shall be assigned and transferred to Buyer together with all right, title and interest in and to any awards, it being expressly agreed that in such event Seller shall have no obligation, responsibility, or liability to repair or restore the Property or any portion thereof.  If Buyer elects to proceed, at Buyer’s option the Closing may be rescheduled to a later date within said 10-day period upon at least 48 hours’ prior written notice from Buyer to Seller.

(b)           Less Than 15%.  In the event that prior to the Closing Date, a governmental entity shall commence or give notice of its intention to commence any eminent domain proceeding to physically take less than 15% of the area of the Land, Buyer shall proceed with the transaction described herein, in which case on Closing the Purchase Price shall not be reduced and the net award payable to Seller for such taking, if any, shall be assigned and transferred to Buyer together with all right, title and interest in and to any awards, it being expressly agreed that in such event Seller shall have no obligation, responsibility, or liability to repair or restore the Property or any portion thereof.

ARTICLE XII
MISCELLANEOUS

12.1         Notices.  Except as otherwise specifically provided herein, any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile, a recognized private courier company, or by United States mail, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Seller:	Trustees of the Estate of Samuel M. Damon
ATTN: Mr. Timothy E. Johns, Chief Operating Officer
999 Bishop Street, Suite 2800
Honolulu, HI 96813
Facsimile No. 808-536-3729

with a copy to:	Carlsmith Ball LLP
ATTN: Thomas Van Winkle, Esq.
Karl K. Kobayashi, Esq.
ASB Tower, Suite 2200
1001 Bishop Street
Honolulu, HI 96813
Facsimile No. 808-523-0842

If to Buyer:	HRPT Properties Trust
400 Centre Street
Newton, Massachusetts 02158
ATTN: Mr. John A. Mannix
[Telecopier No. (617) 332-2261]

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
ATTN: Nancy S. Grodberg, Esq.
[Telecopier No. (617) 338-2880]

with a copy to:	Chun, Kerr, Dodd, Beaman & Wong
745 Fort Street Mall, Suite 900
Honolulu, Hawaii 96813
ATTN: Danton S. Wong, Esq.
[Telecopier No. (808) 536-5869]

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.  Such notices shall be deemed received upon receipt or refusal to accept delivery as indicated in the U.S. Postal Service return-receipt or similar advice from the courier company.

12.2         (Intentionally Deleted).

12.3         Brokers and Finders.  Seller shall pay the fees of Eastdil Realty, LLC, incurred in connection with this transaction.  Except for such fees, neither Seller nor Buyer shall pay any broker’s fee, finder’s fee, commission or similar compensation in connection with this transaction.  In the event of any other claim for a broker’s fee, finder’s fee, commission or other similar compensation in connection herewith arising out of any claim by reason of services alleged to have been rendered to, or at the request of Buyer or Seller, Buyer or Seller, as the case may be, hereby agrees to indemnify, defend, protect and hold the other party harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ fees and costs) which such party may sustain or incur by reason of such claim.  Without limiting the foregoing, Buyer and Seller each agrees to specifically protect and indemnify the other party against and hold such other party harmless from any and all claims, demands, causes of action, damages, liabilities, costs, expenses and losses (including reasonable attorneys’ fees and costs) which such other party may sustain or incur by reason of any such claim.  The provisions of this Section 12.3 shall survive the termination of this Agreement or the Closing.

12.4         Continuation and Survival.  Except as provided in Section 8.2 or otherwise as specifically provided herein, all covenants, representations and warranties contained herein (including without limitation Articles III, VIII, IX and X of this Agreement) are intended to and shall remain true and correct as of the Closing Date, shall be deemed to be material, and shall survive the execution and delivery of this Agreement, the delivery of the Trustees’ Limited Warranty Deed and transfer of title and the Closing of this transaction.  All covenants and agreements of Buyer contained herein shall also constitute representations and warranties.

12.5         Successors and Assigns.  The terms, conditions and covenants of this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and permitted assigns.  This Agreement may not be assigned, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, by any party without the prior written consent of the other, which consent may be withheld for any reason or no reason, except that Buyer may assign its rights under this Agreement to one or more entities wholly owned, directly or indirectly, by Buyer and Buyer may require that the Property or any portion thereof be conveyed directly to one or more such entities; provided, however, that, in the event this Agreement shall be assigned to one or more entities as aforesaid (or any such entities which are designated to take title to all or any portion of the Property), the Buyer named herein shall remain jointly and severally liable for the obligations of “Buyer” hereunder with the assignee and such assignee shall expressly assume all terms and conditions of this Agreement and shall be jointly and severally liable with Buyer for performance of the same.

12.6         Amendments.  This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

12.7         Interpretation.  Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include every other gender.  The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to define or limit the provisions hereof.  All Exhibits attached hereto are incorporated herein.

12.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

12.9         Attorneys’ Fees.  In the event Seller or Buyer brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation as actually incurred (including, without limitation, reasonable attorneys’ fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11, or 13 of the Bankruptcy Code, 11 U.S.C. 101 et seq. or any successor statutes).

12.10       Time of the Essence.  Time is of the essence in the performance of all terms and conditions of this Agreement.

12.11       No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

12.12       Further Acts.  Buyer and Seller shall, at the request of the other, execute, acknowledge (if appropriate), and deliver whatever additional documents, and do such other acts, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.  Seller and Buyer agree that they shall each take all reasonable steps to cooperate with the other to achieve the orderly transition of the ownership, management and operation of the Property.

12.13       Remedies.

(a)           Buyer’s Remedies.  In the event of default by Seller which causes the Closing not to occur in accordance with this Agreement, Buyer’s sole remedy shall be either (i) to terminate this Agreement and retain the Deposit and any interest earned thereon together with reimbursement by Seller to Buyer of all reasonable fees and costs incurred by Buyer prior to Closing provided, however, that such fees and costs shall not exceed $100,000 or (ii) pursue a suit for specific performance, and Buyer shall not have any right to any action at law or in equity for damages, restitution, or any other monetary remedy.  In the event of Seller’s default in the performance of any of Seller’s obligations under this Agreement which does not prevent the Closing from occurring, Buyer may avail itself of any and all remedies available at law and in equity, subject to the limitations set forth in Section 12.13(c) below.

(b)           Seller’s Remedies.  In the event of Buyer’s default under this Agreement which causes the Closing not to occur in accordance with this Agreement, Seller shall be released from any obligation to sell or otherwise convey the Property to Buyer, and Seller’s sole remedy shall be to retain the Deposit and all interest earned thereon as liquidated damages as provided in Section 2.4 above.  In the event of Buyer’s default in the performance of any of Buyer’s obligations under this Agreement which does not prevent the Closing from occurring, or of any other obligation or covenant of Buyer under this Agreement after the Closing Date, Seller may avail itself of any and all remedies available at law or in equity, subject to the limitations set forth in Section 12.13(c) below.  In any and all such events, Buyer shall be personally liable to Seller for breach of Buyer’s obligations under this Agreement and in addition to all other rights and remedies of Seller, Seller shall have recourse to all of the property of Buyer, including without limiting the generality of the foregoing, the Property.

(c)           Limitations.  With respect to only the following matters described in Section 12.13(c)(i), Seller’s liability and retention shall not exceed an aggregate of Ten Million and No/100 Dollars ($10,000,000.00) (“$10 Million Liability Cap”), and with respect to the following matters described in Sections 12.13(c)(ii), (iii) and (iv), Seller’s liability and retention shall not exceed together, and not individually, an aggregate of Five Million and No/100 Dollars ($5,000,000.00) (“$5 Million Liability Cap”):

(i)            any breach of the representations and warranties set forth in Section 8.2(e) (Tenant Leases, Etc.) of this Agreement which does not prevent the Closing from occurring, but only if:  (1) Buyer gives written notice of claim for such breach to Seller not later than twelve (12) months after the Closing Date, and (2) the aggregate of the claims under Sections 12.13(c)(i) and (ii), in good faith, exceeds One Million and No/100 Dollars ($1,000,000.00) but the aggregate of the claims under this Section 12.13(c)(i) does not exceed the $10 Million Liability Cap;

(ii)           any breach of any representation, warranty, covenant, or obligation of Seller under this Agreement which does not prevent the Closing from occurring, including without limitation, the representations and warranties set forth in Section 8.2 (but excluding Section 8.2(e)) of this Agreement but only if:  (1) Buyer gives written notice of claim for such breach to Seller not later than six (6) months after the Closing Date, and (2) the aggregate of the claims under Sections 12.13(c)(i) and (ii), in good faith, exceeds One Million and No/100 Dollars ($1,000,000.00) but the aggregate of the claims under this Section 12.13(c)(ii) does not exceed the $5 Million Liability Cap;

(iii)          notwithstanding anything to the contrary in Section 10.2 of this Agreement, Seller shall remain liable to Buyer, up to the amount of the $5 Million Liability Cap, for a period of thirty-six (36) months after the Closing Date, for all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and costs) in connection with any release of Hazardous Materials or other Hazardous Materials related occurrences which occur prior to the Closing Date and which were not disclosed in Item no. III.A. or otherwise in Exhibit K; and

(iv)          notwithstanding anything to the contrary in Section 10.2 of this Agreement, Seller, for a period of thirty-six (36) months after the Closing Date, shall make no claim for indemnification under Section 10.2 in connection with any release of Hazardous Materials or other Hazardous Materials related occurrences which occur prior to the Closing Date and which were not disclosed in Item no. III.A. or otherwise in Exhibit K, unless and until the aggregate amount of all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and costs) suffered by Seller exceeds the $5 Million Liability Cap.

The $10 Million and $5 Million Liability Caps set forth in this Section 12.13(c) shall be cumulative and the total amount of any and all claims and liabilities asserted against or retained by Seller under Sections 12.13(c)(i), (ii), (iii) and (iv) shall, in any and all events, not exceed Fifteen Million and No/100 Dollars ($15,000,000.00).

12.14       Confidentiality.  Prior to Closing or if Closing does not occur, except as required by law, Buyer and Seller agree not to issue any press release or make any public disclosure concerning the transaction contemplated hereby or Buyer’s participation herein without the prior written approval of the other party, and agree not to disclose such matters except to the parties’ attorneys, consultants, accountants or lenders, or in the case of Seller, to its beneficiaries, provided, however, that the parties shall advise such attorneys, consultants, accountants, lenders and beneficiaries of the confidentiality provisions contained herein.  All information, studies and reports relating to the Property (including without limitation the items set forth as Nos. II, III, IV, V, VI and VII on Exhibit K) obtained by Buyer, either by the observations and examinations of its agents and representatives or as disclosed to it by Seller, shall remain confidential and if the transaction contemplated herein fails to close for any reason, Buyer shall deliver to Seller, at no cost to Seller, all such information, reports and studies, and Buyer, its attorneys, consultants, accountants or lenders shall make no further distributions or disclosures of any such information, reports and studies.  Buyer understands that the items set forth as Nos. II, III, IV, V, VI and VII in Exhibit K contain information which the Seller considers to be of an extremely sensitive nature.  In the event that the transaction fails to close for any reason and Buyer breaches the provisions of this Section 12.14, Buyer shall be liable to Seller for any and all damages suffered by Seller, including any consequential damages.

12.15       Neither Party Deemed Drafter.  Buyer and Seller agree that neither shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision hereof against either party as the drafter hereof.

12.16       No Joint Venture and No Third-Party Benefits.  It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other agreement between Buyer and Seller.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, limited liability company, partnership, corporation or other entity not a party hereto, and no such other person, firm, organization, limited liability company, partnership, corporation or other entity shall have any right, power, privilege or cause of action hereunder, except as otherwise provided.

12.17       Authority.  The persons signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

12.18       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  The submission of a signature page transmitted by facsimile (or other similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service.

12.19       Incorporation and Finalization of Exhibits.  The attached Exhibits, and schedules and exhibits attached to Exhibits, shall be construed as integral parts of this Agreement to the same extent as if the same had been set forth verbatim herein.  Seller and Buyer agree that Exhibits H, M, N, O, P, P-1, Q, R, and T, and the Assignment of Insurance Policies and/or Proceeds, if required, remain to be agreed upon and that Seller and Buyer shall agree upon the same prior to the expiration of the Due Diligence Period.  In the event that the parties in good faith fail to agree upon the form and substance of any such Exhibits as aforesaid, either party shall have the right to cancel this transaction, Buyer shall be entitled to receive the Deposit, neither party shall have any further liability to the other party hereunder except for the indemnity obligations under the Right of Entry Agreement and Section 12.3 of this Agreement, and the confidentiality obligations under Section 12.14 of this Agreement, and each party shall pay one-half (1/2) of any fees charged by Escrow.

12.20       Entire Agreement.  This Agreement constitutes and contains the entire agreement between Seller and Buyer and supersedes any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof.

12.21       Exclusivity.  From the date of the execution of this Agreement until Closing or termination of this Agreement as provided herein, neither Seller nor any of its affiliates or their respective trustees, officers, representatives, consultants, investment bankers or lawyers shall solicit, initiate, encourage or facilitate the making of any inquiries or the making of any Alternative Proposal or participate in any way in discussions or negotiations with, or furnish or disclose any non-public information to, any person, other than Buyer, in connection with an Alternative Proposal.  Nothing in this Section 12.21 shall prevent Seller or its trustees, officers, representatives, consultants, investment bankers or lawyers from responding to unsolicited Alternative Proposals for the sole purpose of advising such person that Seller has contracted with Buyer for the sale of the Property and that Seller and its affiliates, trustees, officers, representatives, consultants, investment bankers and lawyers are not able to discuss the contract or sale at this time.

As used herein, “Alternative Proposal” means (a) any proposal or offer from any person relating to any direct or indirect acquisition or purchase of any substantial portion of the assets of Seller or any of its affiliates or (b) any other transaction that relates to Seller or any of its affiliates, the consummation of which could reasonably be expected to interfere with or materially delay the transactions contemplated by this Agreement.

12.22       Execution by Trustees; No Personal Liability.  Each of the Trustees named below is signing this Agreement in such Trustee’s fiduciary (or trustee) capacity and not in an individual (or personal) capacity.  Any liability of the Estate of Samuel M. Damon, Deceased that may arise as a result of such Trustee signing this Agreement is a liability of the Estate of Samuel M. Damon, Deceased and not the personal liability of such Trustee; the Trustees are not personally liable under this Agreement.

12.23       Financials.  Seller shall provide Buyer with access to the books and records of Seller for the purpose of preparing audited financial statements for the Property with respect to the 2000, 2001, 2002 calendar years and stub 2003 period, such financial statements to be prepared at Buyer’s sole cost and expense.  The provisions of this Section 12.23 shall survive the Closing hereunder.

12.24       Non-Liability of Trustees.  The Declaration of Trust of Buyer, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name “HRPT Properties Trust” refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Buyer shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Buyer.  All persons dealing with Buyer, in any way shall look only to the assets of Buyer for the payment of any sum or the performance of any obligation.

30a

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

/s/ David Haig

/s/ Fred Weyand

/s/ Paul M. Ganley

/s/ Walter A. Dods, Jr.
TRUSTEES UNDER THE WILL AND OF THE ESTATE OF SAMUEL M. DAMON, DECEASED, acting in their fiduciary and not in their individual capacities

Seller

HRPT PROPERTIES TRUST

By	/s/ John A. Mannix
John A. Mannix
Its President & Chief Operating Officer

Buyer

[The following exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:]

EXHIBITS

A - Land
B - Improvements
C - Tenant Leases
D - Tangible Personal Property
E - Security Deposits
F - Government Licenses and Permits
G - Excluded Property
H - Allocation of Purchase Price
I - Escrow Agreement
J - Permitted Investments
K - Due Diligence Documents and Information
L - Right-of-Entry Agreement
M - Trustees’ Limited Warranty Deed
N - Bill of Sale
O - Assignment and Assumption of Contracts
O-1 - Assignment and Assumption of Contracts (Pahounui)
P - Assignment of Tenant Leases
P-1 - Assignment of Intangible Property
Q - Recording Instructions
R - Notice to Tenants
R-1 - Non-Prorated Items
S - Rent Roll